Landry’s Restaurants, Inc. Obtains Temporary Restraining Order Against Bond Holders

HOUSTON, August 2, 2007 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (the “Company”) (NYSE: LNY — News), announced today that it has obtained a temporary restraining order from the Honorable Samuel B. Kent, the Federal Judge for the United States District Court for the Southern District of Texas, Galveston Division, which immediately orders the Indenture Trustee of the Company’s $400 million 7.5% Senior Notes to immediately withdraw the Notice of Acceleration, that all holders of the Senior Notes are temporarily enjoined and restrained from taking any direct or indirect action predicated on the basis that the Senior Notes have been accelerated, and that all holders of the Senior Notes are temporarily enjoined and restrained from directly or indirectly communicating to any third party person or entity that the Senior Notes have been accelerated or that the Company is not paying its debts as they come due. A temporary injunction hearing is scheduled for August 16, 2007 in the United States District Court for the Southern District of Texas to determine whether the injunction should continue as requested by the Company.

The Company is represented in the litigation by The Buzbee Law Firm, Andrews Kurth, LLP, Haynes and Boone, LLP and Mills Shirley, L.L.P., among others.

This press release contains certain forward-looking statements, including statements regarding the Company’s review of its historical option practices, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. In addition, the potential accounting, financial, tax and other affects of the Company’s review of its historical stock option granting practices or the SEC’s informal inquiry and any remedial decisions instituted by the Board of Directors might have a material affect on the risks and uncertainties of the Company’s future results. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO	or	Steven L. Scheinthal EVP and General Counsel

(713) 850-1010 (713) 850-1010 www.landrysrestaurants.com www.landrysrestaurants.com